EXHIBIT 10.1

August 6, 2021

Michael K. Fox

Dear Mike:

On behalf of Smith Micro Software, Inc. (“Company”), it is a pleasure to extend to you an offer of employment, serving initially as the Company’s Interim Vice President, Finance.  If you accept this offer, you will begin work on August 10, 2021, or an otherwise mutually agreed start date thereafter, and you will report to Bill Smith, Chief Executive Officer and President. You would serve in the role of Interim Vice President, Finance for a brief transition period through the date on which the Company’s current Chief Financial Officer separates from employment, expected September 3, 2021, and from such time until the Company appoints a permanent Chief Financial Officer, you would serve as the Company’s Interim Chief Financial Officer.

In consideration of your performance of the duties of Interim Vice President, Finance, and subsequently the duties of Interim Chief Financial Officer, you will be entitled to receive the following compensation and benefits:

•	Base salary of $10,416.67, per semi-monthly pay period, or when annualized $250,000.00 per year.
•	Vacation accrual to begin at fifteen (15) days annually and follow company policy.

Also, in accordance with the Smith Micro Employee Handbook, you will receive our standard benefits package, including vacation and sick time, as well as medical, dental, vision, short-term disability, long-term disability and life insurance coverage.  You will be eligible to participate in the 401(k) and Section 125 (Flexible Spending Account) plans.  Note that the precise benefits provided by the Company may change over time, at the Company's discretion.  You will be notified of any changes no later than the date they become effective.

This offer of employment is not for any definite period of time and all employment with the Company is “at-will.”  This means that it can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company.  This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company’s Chief Executive Officer.

Smith Micro Software, Inc. | 5800 Corporate Drive, 5th Floor, Pittsburgh, PA 15237, USA | phone: 412.837.5300 | www.smithmicro.com

August 6, 2021

Smith Micro Offer Letter - Michael K. Fox

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	As authorized by you, the completion of a background check and pre-employment drug test with satisfactory results is required within 7 business days of your acceptance of this letter.
•

As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company.  Please let me know if you need a list of acceptable USCIS Form I-9 documentation.

•	Your signed agreement to, and ongoing compliance with, the terms of our standard Employee Proprietary Information and Inventions Agreement without modification.
•

Your return of a copy of this letter, after being signed by you without modification, as instructed no later than 8/9/2021, after which time this offer will expire.  By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee.  If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by any company or entity.

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the terms and conditions of your employment.  Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer.   Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by the Chief Executive Officer of the Company.

August 6, 2021

Smith Micro Offer Letter - Michael K. Fox

We are confident your skills and experience will be a tremendous benefit to the Company during this important period.  We look forward to you accepting this offer and a mutually rewarding relationship.  As with any important decision, you should rely on your own independent investigation and judgment concerning the Company and its future prospects.

To indicate your acceptance of this offer, date and sign in the space below.

We at Smith Micro look forward to working with you.

Sincerely,

/s/Angel Hermes

Angel Hermes

Global Director, Human Resources

I accept this offer of employment as outlined above:

/s/Michael K. Fox08/06/2021

Michael K. FoxDate